Exhibit 10.1

CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement”) is made and entered into as of August 4, 2014 (the “Effective Date”), by and between Richard Geib, an individual (the “Consultant”), and GlyEco, Inc., a Nevada corporation (the “Company”).

RECITALS

Company is a green chemistry company focused on recycling glycol. Consultant is an expert in the glycol industry. Consultant has been working with Company for the past few years to develop and implement a proprietary technology for recycling glycol.  Company wants to continue using Consultant. Consultant is willing to provide his services to Company as an independent contractor.

TERMS

Company and Consultant (individually “Party” and collectively “Parties”) hereby agree to the following terms:

1.           Engagement.  Subject to the terms and conditions of this Agreement, Company hereby engages Consultant, and Consultant hereby accepts such engagement, as an independent contractor of the Company to perform the Services defined below.

2.           Consulting Services. Consultant shall hold the title of Chief Technical Officer, as requested by Company, but Consultant is not an actual corporate officer in the Company and does not have any authority to bind the Company. “Services” to be performed by Consultant include, but are not limited to, the following: (i) further develop and implement Company’s proprietary glycol recycling technology; (ii) assist in implementing a strategic plan for the commercialization of Company’s proprietary glycol recycling technology; (iii) report to the Chief Executive Officer; and (iv) perform other duties as requested by the Chief Executive Officer and agreed to in writing by Consultant.

3.           Compensation.  In consideration of Consultant’s full performance of the Services during the Term (as defined below), Company will pay Consultant the compensation outlined in Exhibit A attached hereto.

4.           Term of Engagement.  Consultant’s engagement shall commence on the Effective Date and continue for a term of two (2) years (the “Term”). Thereafter, Consultant’s engagement may be extended for additional one (1) year terms by a written agreement signed by both Parties.

5.           Expenses. Company will reimburse Consultant for expenses incurred during Consultant’s performance of the Services, including actual costs associated with laboratory analysis. Consultant shall submit documentation itemizing any expenses incurred on a frequent basis.

6.           Responsibility of Company to Consultant. The Parties understand that the success of the Company’s technology that has been developed previously by Consultant will require that the Company has sufficient resources to properly design, install and operate the equipment involved in the implementation of the technology. This includes, but is not limited to: adequate and properly qualified technical support engineers, chemists and other personnel; sufficient capital to design, fabricate, install and make operational equipment required to complete the plant in Elizabeth, N.J. including installation of an upgraded laboratory as has been specified by Consultant; and other support resources as requested by Consultant.

Consultant may, on occasion, contribute in writing to Company information to assist in marketing and press releases or other public documents. Consultant will be responsible only for his written input and not for the entire press release, literature created or advertising, marketing or digital information (website, etc.) of which his writing may only be a part. Consultant is not responsible in any way for Company’s financing strategies, or other corporate literature or documents. Consultant shall be indemnified and held harmless by Company for any misleading information presented to potential investors or the public. Without the express advanced written consent of the Consultant, Company may not use his name in any press releases, marketing, promotions, on the Company website or in advertising of any type. Consultant’s name should be excluded from any documents except those that are required by law or for SEC filings. Company will ask permission to use Consultant’s name in specific instances and Consultant shall not unreasonably withhold his approval.

Company is aware that Consultant already possesses a wide scope of knowledge and already works with many companies who produce glycol, antifreeze and heat transfer fluids. Company understands that if Consultant provides leads and sets up supply for Company to provide glycol to Consultant/WEBA customers then Company is responsible for providing those customers with product of agreed quality, timely delivery and proper documentation. Company accepts the responsibility to Consultant to supply quality product so that Consultant’s industry reputation is not damaged by Company providing poor quality products or poor service.

7.           Ownership of Inventions.  Company acknowledges that Consultant has previously developed processes and designs, prior to his association with the Company, in glycol technology as part of WEBA’s business and that this prior intellectual property will remain the Consultant’s property. Consultant may also from time to time help WEBA’s customers with their glycol and antifreeze processes. Should Company desire to use one of the previously designed processes or intellectual property, Consultant and Company can reasonably discuss the value and consideration for the development and its future use under license from Consultant by the Company.

Under previous consulting agreement Consultant developed the following processes for Company:

Glycol by-product and waste stream pretreatment, primary treatment, and post treatment as described in the Company’s process patent filing; LERT treatment, glycol odor treatment my ozonation and carbon treatment.

Consultant acknowledges that these particular designs belong to Company. If Consultant, during the period of this Agreement, discovers or designs any new ideas, creates improvements, methods, apparatuses or formulae and any notes, records, drawings, and designs related thereto specifically created for Company, (collectively, the “Inventions”) then these Inventions, whether patentable or copyrightable (or in any way protectable as intellectual property) will become the sole property of Company.

Consultant also develops, from time to time, new processes for WEBA and WEBA customers. Should Company wish to use any of these new designs or formulations then a license agreement can be negotiated.

In addition, any Inventions which were designed specifically for Company and constitute copyrightable subject matter are “works made for hire” as that term is defined in the United States Copyright Act. Consultant will assign (or cause to be assigned), and does hereby assign fully to Company, all Inventions and any copyrights, patents, moral rights, trademarks, or other intellectual property rights relating thereto. Consultant will assist Company, or its designee, at Company’s expense, in every proper way to obtain, secure, maintain, extend, and enforce Company’s rights in the Inventions and any copyrights, patents, moral rights, trademarks, or other intellectual property rights relating thereto in any and all countries, including, without limitation, the disclosure to Company of all pertinent information and data with respect to the Inventions, the execution of all applications, specifications, oaths, assignments, and all other instruments which Company will deem necessary or advisable in order to apply for and obtain, secure, maintain, extend, and enforce such rights and in order to assign and convey to Company, its successors, assigns, and nominees the sole and exclusive right, title, and interest in and to the Inventions, and any copyrights, patents, moral rights, trademarks, or other intellectual property rights relating thereto. Consultant’s obligation to execute, or cause to be executed, when it is in Consultant’s power to do so, any such instrument or papers will continue after the expiration or termination of this Agreement.

8.           Confidentiality.

8.1   Definition of Confidential Information.  Confidential information, includes, but is not limited to patents, trade secrets, information protected by copyright, and other proprietary information of or used by the Company, any of its subsidiary or parent corporations or related entities, or the Company’s agents, including without limitation, any financial and technical information, information relating to acquisition targets, markets, products, services, formulas, processes, techniques, practices, procedures, designs, research, data, plans, ideas, know-how, and information about customers, suppliers and business relationships, which information may be of value to a competitor.

8.2   Use of Confidential Information.  Consultant agrees (i) to keep Confidential Information confidential and not to discuss or disclose it to anyone other than appropriate Company personnel or their designees, except as compelled by law pursuant to an order of a court of competent jurisdiction or subpoena, in which case Consultant must first notify Company and seek confidential treatment of the Confidential Information before disclosure, (ii) not to use any Confidential Information for any reason or purpose other than to perform the Services rendered to Company under this Agreement, and (iii) to take all reasonably necessary and appropriate efforts to safeguard the Confidential Information from disclosure to any person or entity other than Company and its subsidiaries. Consultant’s obligations under this Agreement with respect to the Confidential Information will survive the expiration or termination of this Agreement and will continue for as long as the Company’s information remains Confidential Information.

8.3   Exceptions to Confidential Information.  Consultant retains the right to be able to protect his industry contacts and WEBA customers from loss due to any poor quality product made by Company or to let contacts/WEBA customers know if there is a supply problem arising due to Company’s production. Consultant may disclose Confidential Information if the information (i) is or later becomes available to the public through no breach of this Agreement by Consultant, or (ii) is communicated pursuant to an order by court or government agency.

9.           Non-Solicitation. As further inducement for Company to enter into and perform under this Agreement, Consultant will not, during the term of this Agreement and for a period of one (1) year following the expiration or termination of this Agreement: (a) hire any employee or independent contractor of Company; (b) induce or attempt to induce, directly or indirectly, any employee of Company to leave his or her employment with Company; (c) interfere, in any way, with the relationship between Company and its employees; (d) induce or attempt to induce any customer, supplier, licensee, or business relation of Company to cease doing business with Company, or in any way interfere with the relationship between any customer, supplier, licensee, or business relation of Company; with the exception of WEBA customers; or (e) solicit, directly or indirectly, either for himself or any other person or entity, the business of any person or entity known to Consultant or reasonable believed by Consultant to be a customer of Company, whether or not Consultant had personal contact with such person or entity.

10.         Indemnification.  Consultant will indemnify Company and its parents, affiliates, officers, directors, stockholders, employees, and agents from and against any losses, costs, fees, or expenses suffered or incurred by Company or its parents, affiliates, officers, directors, stockholders, employees, and agents arising out of or relating to: (a) a breach of any term or condition of this Agreement by Consultant or the inaccuracy of any representation of Consultant set forth in this Agreement; (b) Consultant’s failure to pay any employment related taxes when due or to properly withhold such taxes; or (c) the characterization by any governmental entity or other third party that the legal status of the relationship between Company and Consultant is anything other than that of an independent contractor relationship.  Company will indemnify Consultant from and against any losses, costs, fees, or expenses suffered or incurred by Consultant arising out of or relating to a breach of any term or condition of this Agreement by Company or the inaccuracy of any representation of Company set forth in this Agreement.

11.         Termination.

11.1   Termination by Company.  Company may terminate this Agreement immediately if: (i) Company sells substantially all of its assets to a third party; (ii) Company sells or exchanges a majority of its outstanding shares to a third party in one transaction; (iii) Company merges or consolidates with another company; (iv) Company files for bankruptcy; (v) Consultant’s actions substantially harm Company’s reputation, (vi) Consultant breaches confidentiality restrictions under Section 6 of this Agreement; or (vii) Consultant materially breaches this Agreement.

11.2 Termination by Consultant. Consultant may terminate this Agreement at any time, with no notice, if Company has potentially damaged Consultant’s reputation in the industry this includes but is not limited to false advertising, exaggeration of facts, hiring or retaining incompetent employees that make it impossible for Consultant to properly do his job, lack of funds for operation or necessary plant upgrades, missed payments to consultant or consultant’s company (WEBA), the Company’s stock dropping below twenty-five (25) cents a share of publically traded stock.

11.3   Termination.  Either Party may terminate this Agreement upon providing ninety (90) days written notice to the other Party.

12.         Remedies.  The rights and remedies of Section 10 are not exclusive and are in addition to any other rights and remedies each Party may have in law or in equity.

13.         Injunctive Relief.  In the event Consultant violates any of the restrictions contained in this Agreement, it is agreed and acknowledged that Company will suffer irreparable harm for which an adequate remedy at law does not exist and, therefore, Company will be entitled to preliminary and permanent injunctive relief, as well as damages and an equitable accounting of all earnings, profits, and other benefits arising from such violation, which right will be cumulative and in addition to any other rights or remedies to which Company may be entitled.

14.         Miscellaneous.

14.1   Independent Contractor.  Nothing herein shall be construed to create an employer-employee relationship between Company and Consultant. Consultant is an independent contractor and not an employee of the Company or any of its subsidiaries or affiliates. The consideration set forth in Section 3 shall be the sole consideration due Consultant for the services rendered hereunder. It is understood that the Company will not withhold any amounts for payment of taxes from the compensation of Consultant hereunder. Consultant will not represent to be or hold herself out as an employee of the Company.  Consultant agrees to pay all taxes, including self-employment taxes, and to indemnify the Company in the event the Company is required to pay any such taxes on behalf of the Consultant.

14.2   No Implied Waiver.  A Party’s failure to strictly comply with a term of this Agreement will not be considered an implied wavier of that term.

14.3  Entire Agreement.  This writing constitutes the complete and final agreement between Parties and will not be changed or modified except by a writing signed by all Parties to this Agreement.  This Agreement will supersede all prior negotiations or agreements, whether written or oral.

14.4  Exhibits, Schedules, and Recitals.  The recitals and all exhibits attached to this Agreement are hereby incorporated into this Agreement.

14.5   Successors and Assigns.  This Agreement will be binding on the Company and Consultant and each of their successors and assigns.

14.6   Notice.  Except as otherwise provided in this Agreement, all notices will be in writing and will be considered effective when sent to the other Party by facsimile, e-mail, certified mail, or hand delivery.

TO CONSULTANT: Richard Geib
                                    1213 North Sherman Avenue #351
                                    Madison, WI 53704

TO COMPANY:       GlyEco, Inc.
                                    4802 E. Ray Rd., Ste. 23-408
                                    Phoenix Arizona

14.7   Survival.  Sections 5, 6, 7, 8, 9, 10, 12, and 13 will survive the expiration or termination of this Agreement in accordance with their terms.

14.8   Severability.  If one or more provisions of this Agreement are declared illegal or unenforceable, such provision(s) shall not affect the validity or enforceability of the other provisions.

14.9   Governing Law; Forum.  The laws of the State of Arizona will govern all matters under this Agreement, notwithstanding any Arizona or other conflict-of-law provisions to the contrary.  Exclusive jurisdiction of and venue for any legal action between the Parties will be in the state and federal courts serving Maricopa County, Arizona.

14.10 Counterparts.  This Agreement may be executed in any number of counterparts, or by use of faxed counterpart signature pages, each of which shall be an original, but all of which together shall constitute one instrument.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

COMPANY

GlyEco, Inc.

By: ____________________________
Name: John Lorenz
Title: Chairman & CEO

CONSULTANT

By: ____________________________
Name: Richard Geib, an individual

EXHIBIT A

COMPENSATION

Consultant will receive the following compensation for performing the Services during the Term of this Agreement:

•	Cash compensation as follows:

o	An initial engagement fee of $50,000; and

o
A monthly consulting fee of $12,500 per month for the first year of the Term of this Agreement ($150,000 total). Consultant and Company will renegotiate consulting fee at the beginning of the second year, but fee will not be less than $150,000 per year. Fee to be negotiated at the beginning of each term thereafter.

•	2,700,000 warrants to purchase shares of GlyEco common stock, par value $0.0001 per share, at an exercise price of $0.73 per share, which are to vest according to the following schedule:

Vesting Date	Warrants Vested	Exercise Price	Expiration Date
August 4, 2014	1,350,000	$0.73	August 4, 2017
August 4, 2015	1,350,000	$0.73	August 4, 2018

The form of warrant is attached hereto as Exhibit B.  Consultant’s right to purchase any unvested warrant shares will immediately terminate upon the termination of this Agreement.

EXHIBIT B

FORM OF WARRANT TO PURCHASE COMMON STOCK

[ATTACHED]